                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) January 27, 1998.


                 GRAHAM-FIELD HEALTH PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)


        Delaware                        0-8801 NY                11-2578230
 (State or other jurisdiction          (Commission             (IRS Employer
         of incorporation)             File Number)          Identification No.)


              400 Rabro Drive East, Hauppauge, New York      11788
              (Address of principal executive offices)    (Zip Code)


Registrant's telephone number, including area code  (516) 582-5900


                                 Not Applicable
         (Former name or former address, if changed since last report.)

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS.

                  On January 27, 1998, Lumex/Basic American Holdings, Inc., formerly known as Fuqua Enterprises, Inc. ("Fuqua"), a wholly-owned subsidiary of Graham-Field Health Products, Inc. ("Graham-Field") which was acquired by Graham-Field in December 1997, sold (the "Leather Sale Transaction") all of the capital stock of Irving Tanning Company ("ITC"), Hancock Ellsworth Tanners, Inc., Kroy Tanning Company, Incorporated and Seagrave Leather Corporation (collectively, the "Leather Companies"), to the management of ITC ("ITC Management") pursuant to a (i) Stock Purchase Agreement dated as of January 27, 1998, by and among IT Acquisition Corporation ("ITAC"), Graham-Field and Fuqua, and (ii) Stock Purchase Agreement dated as of January 27, 1998, by and among HEKS Corporation ("HEKS"), Graham-Field and Fuqua (collectively, the "Agreements"). As more fully described in the Agreements, the aggregate consideration received by Fuqua for the sale of the capital stock of the Leather Companies consisted of (i) $60,167,400 in cash, (ii) an aggregate of 5,000 shares of Series A Preferred Stock of ITAC with a stated value of $4,250,000 (the "ITAC Preferred Stock"), and (iii) the assumption of debt of $2,341,250. In connection with the Leather Sale Transaction, the ITC Management forfeited stock options to acquire 216,090 shares of common stock of Graham-Field, which were converted immediately prior to the transaction into an equivalent dollar amount of built-in-gain of stock options to purchase shares of common stock of ITC. In addition, as the holder of the ITAC Preferred Stock, Fuqua will be entitled to appoint one (1) director to the Board of Directors of ITAC.

ITEM 7.           FINANCIAL STATEMENTS PRO-FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.


                  (a) PRO-FORMA FINANCIAL INFORMATION AND INTERIM FINANCIAL STATEMENTS.

                           (a)(1) PRO-FORMA FINANCIAL INFORMATION

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF
                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

     The following unaudited pro forma combined condensed financial information reflects financial information with respect to (1) the sale of the capital stock of Irving Tanning Company, Hancock Ellsworth Tanners, Inc., Kroy Tanning Company, Incorporated and Seagrave Leather Corporation (collectively, the "Leather Companies"), (2) the merger (the "Merger") of a wholly-owned subsidiary of Graham-Field with and into Lumex/Basic American Holdings, Inc., formerly known as Fuqua Enterprises, Inc. ("Fuqua") on December 30, 1997, (3) Graham-Field's acquisitions of (i) Everest & Jennings International Ltd. ("Everest & Jennings") on November 27, 1996 (the "Everest & Jennings Acquisition"), (ii) V.C. Medical Distributors, Inc. ("V.C. Medical") on September 4, 1996 (the "V.C. Medical Acquisition"), (iii) Motion 2000 Inc. ("Motion 2000") and Motion 2000 Quebec Inc. ("Motion Quebec" and, together with Motion 2000, the "Motion 2000 Companies") on February 28, 1997, (iv) Kuschall of America, Inc. ("Kuschall") on March 7, 1997, (v) LaBac Systems, Inc. ("LaBac") on June 25, 1997, and (vi) Medi-Source, Inc. ("Medi-Source") on August 21, 1997 (the acquisitions, other than the Everest & Jennings Acquisition and the V.C. Medical Acquisition, in this clause (3) are collectively referred to as the "Other Recent 1997 Acquisitions"; the Other Recent 1997 Acquisitions and the V.C. Medical Acquisition are collectively referred to as the "Other Recent Acquisitions"; and the Other Recent Acquisitions, the Merger and the Everest & Jennings Acquisition are collectively referred to as the "Acquisitions"), and
(4) the sale by Graham-Field of its Senior Subordinated Note's due 2007 (the "Old Notes") completed on August 4, 1997 and application of the net proceeds therefrom. See "-- Unaudited Pro Forma Combined Condensed Financial Information of Fuqua Enterprises, Inc." for financial information with respect to recent acquisitions completed by Fuqua.

     The unaudited pro forma combined condensed financial information gives effect to the adjustments described in the notes attached thereto. The accompanying unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheet of Graham-Field as of September 30, 1997 and the historical consolidated balance sheet of Fuqua, as if the Merger had occurred on September 30, 1997 and reflects the sale of the Leather Companies which was accounted for as "assets held for sale". The accompanying unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 1997 combines the historical consolidated statements of operations of Graham-Field on a pro forma basis with those of the Motion 2000 Companies, Kuschall, LaBac, Medi-Source and Fuqua as if the Other Recent 1997 Acquisitions and the Merger had occurred at January 1, 1997. The accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 combines the historical consolidated statements of operations of Graham-Field on a pro forma basis with those of V.C. Medical, Everest & Jennings, the Motion 2000 Companies, Kuschall, LaBac, Medi-Source and Fuqua as if the Acquisitions had occurred at January 1, 1996. The historical consolidated statements of operations of Graham-Field have been restated to reflect the acquisition of Medical Supplies of America, Inc. ("Medapex") on August 28, 1997, which was accounted for as a pooling of interests. The unaudited pro forma combined condensed financial information, as adjusted, also gives effect to the completion of the sale of the Old Notes and the use of proceeds therefrom.

     As a result of the Merger, the management of Graham-Field anticipates that the combined entity will achieve significant cost savings and economies of scale. Graham-Field has plans to eliminate certain duplicate distribution and manufacturing centers and make reductions in general and administrative expenses where duplicate functions are being performed. In addition, Graham-Field anticipates that certain enhancements will be achieved as a result of the Merger, including an improvement in the gross profit margin associated with the combined entities' sale of patient aids and bathroom accessories, and cross-selling opportunities between the companies which may present growth opportunities for Graham-Field. Furthermore, the management of Graham-Field believes that it will be able to eliminate a significant amount of the indebtedness of Fuqua through cash available to Graham-Field and the proceeds derived from the disposition of the Leather Companies.

     The unaudited pro forma combined condensed statements of operations do not reflect potential (i) cost savings associated with Fuqua's on-going rationalization of its production and distribution facilities, (ii) synergistic benefits and enhancements relating to the elimination of duplicate distribution and manufacturing centers, (iii) reduction of general and administrative expenses of the combined entity anticipated by

 Graham-Field's management, (iv) enhancements including an improvement in the gross profit margin associated with the combined entities' sale of patient aids and bathroom accessories, (iv) cross-selling opportunities between the companies which may present growth opportunities for Graham-Field, and (v) additional interest savings from the elimination of Fuqua indebtedness, not related to the Leather Companies through cash available to Graham-Field and proceeds derived from the disposition of the Leather Companies. In addition, the unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 does not reflect any cost savings, synergistic benefits and enhancements realized by (i) Graham-Field in connection with the Everest & Jennings Acquisition for the period prior to November 27, 1996 and (ii) Fuqua in connection with its acquisition of the Lumex Division for the period prior to its acquisition on April 3, 1996.

     The unaudited pro forma combined condensed financial information is not necessarily indicative of Graham-Field's financial position or the results of operations that actually would have occurred if the transactions described above had occurred on the dates indicated or for any future period or date. The unaudited pro forma adjustments give effect to available information and assumptions that Graham-Field believes are reasonable. The unaudited pro forma combined condensed financial information should be read in conjunction with Graham-Field's and Fuqua's historical consolidated financial statements and the notes thereto.

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                  HISTORICAL
                                           -------------------------        PRO FORMA      PRO FORMA     PRO FORMA
                                           GRAHAM-FIELD      FUQUA         ADJUSTMENTS    ADJUSTMENTS     COMBINED
                                           ------------     --------       -----------    ------------   ---------
                                                            (NOTE 1)        (NOTE 2)         (NOTE 3)
ASSETS:
Current Assets:
  Cash and cash equivalents..............    $  5,682       $  2,072        $    (104)[a]    $ 9,110(a) $  16,760
  Marketable securities..................      12,832             --               --             --       12,832
  Accounts receivable -- net.............      74,770         42,419          (24,766)[a]         --       92,423
  Inventories............................      60,314         46,433          (29,558)[a]         --       77,189
  Other current assets...................       8,146          3,594             (689)[a]         --       11,051
  Recoverable and prepaid income taxes...         256             --               --             --          256
  Deferred tax asset.....................          --          4,802              460[a]          --        5,262
                                             --------       --------         --------        -------     --------
     Total Current Assets................     162,000         99,320          (54,657)         9,110      215,773
  Property, plant and equipment -- net...      14,801         34,164          (12,831)[a]         --       36,134
  Excess of cost over net assets
     acquired -- net.....................     103,232         37,655           79,107[b]          --      219,994
  Other Assets...........................      13,015          1,746           (1,547)[a]      2,000(b)    15,214
  Discontinued operations................          --          3,637           (3,637)[a]         --           --
  Assets held for sale...................          --             --           63,076[a]     (63,076)(c)       --
                                             --------       --------         --------       --------     --------
          Total Assets...................    $293,048       $176,522        $  69,511       $(51,966)   $ 487,115
                                             ========       ========         ========       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt...    $  2,054       $    589        $    (209)[a]   $     --    $   2,434
  Accounts payable.......................      22,945         26,905           (7,913)[a]         --       41,937
  Accrued expenses.......................      21,829             --           10,000[c]          --       31,829
                                             --------       --------         --------       --------     --------
     Total Current Liabilities...........      46,828         27,494            1,878             --       76,200
  Long-term debt.........................       8,440         54,444             (978)[a]    (51,966)(d)    9,940
  Senior subordinated notes..............     100,000             --               --             --      100,000
  Other long-term liabilities............       1,522             --               --             --        1,522
                                             --------       --------         --------       --------     --------
          Total Liabilities..............     156,790         81,938              900        (51,966)     187,662
STOCKHOLDERS' EQUITY
  Series A preferred stock...............          --             --               --             --           --
  Series B preferred stock...............      28,200             --               --             --       28,200
  Series C preferred stock...............       3,400             --               --             --        3,400
  Common stock...........................         530         11,322          (11,077)[d]         --          775
  Additional paid-in capital.............     115,702         24,902          138,048[d]          --      278,652
  (Deficit) retained earnings............     (11,548)        59,233          (59,233)[d]         --      (11,548)
  Unrealized gain on marketable
     securities..........................          72             --               --             --           72
  Cumulative translation adjustment......          61             --               --             --           61
                                             --------       --------         --------       --------     --------
  Subtotal...............................     136,417         95,457           67,738             --      299,612
  Treasury stock.........................          --           (873)             873[d]          --           --
  Notes receivable from sale of shares...        (159)            --               --             --         (159)
                                             --------       --------         --------       --------     --------
          Total Stockholders' Equity.....     136,258         94,584           68,611             --      299,453
                                             --------       --------         --------       --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.................................    $293,048       $176,522        $  69,511       $(51,966)   $ 487,115
                                             ========       ========         ========       ========     ========

    The accompanying notes are an integral part of these pro forma combined condensed financial statements.

NOTE 1:  PURCHASE PRICE SUMMARY AND RELATED ALLOCATION OF MERGER

     A summary of the estimated purchase price and related allocation, which reflects the proceeds from the disposal of the Leather Companies is set forth below (amounts in thousands):

    Purchase Price:
    Issuance of 2.1 shares of Common Stock for each share of Fuqua Common
      Stock(a)................................................................  $163,195
    Estimated fees and expenses related to the Merger.........................    10,000
                                                                                --------
    Total Estimated Purchase Price............................................  $173,195
                                                                                ========

                                                                    SALE OF LEATHER COMPANIES
                                                          TOTAL     -------------------------            NET
                                                          FUQUA               (b)          (c)       ALLOCATION(d)
                                                          -----     -------------   ----------       -------------
Allocation (based on estimated fair values):
  Cash.................................................  $  2,072      $    (104)    $  9,110         $ 11,078
  Accounts and notes receivable, net...................    42,419        (24,766)          --           17,653
  Inventory............................................    46,433        (29,558)          --           16,875
  Property, Plant & Equipment, net.....................    34,164        (12,831)          --           21,333
  Previous excess of cost over net assets acquired.....    37,655             --           --           37,655
  Discontinued operations..............................     3,637         (3,637)          --               --
  Other assets.........................................    10,142         (1,776)       2,000           10,366
  Debt and capital leases..............................    55,033         (1,187)     (51,966)           1,880
  Accounts payable and accrued expenses................    26,905         (7,913)          --           18,992
  Excess of Purchase Price over net assets acquired....    78,611            496           --           79,107
                                                         --------       --------     --------         --------
                                                         $173,195      $  63,076     $(63,076)        $173,195
                                                         ========       ========     ========         ========

---------------
a. As of September 30, 1997, there were 4,482,709 shares of Fuqua Common Stock outstanding (not including shares underlying vested stock options), which are to be exchanged into shares of Common Stock at the Exchange Ratio or a total of approximately 9,413,689 shares of Common Stock. In addition, as of September 30, 1997, there were 418,500 vested stock options (the "Fuqua Stock Options") outstanding to purchase shares of Fuqua Common Stock. In accordance with the terms of the Fuqua Merger Agreement, shares of Common Stock will be issued in substitution for shares of Fuqua Common Stock upon the exercise of the Fuqua Stock Options. The equivalent number of shares of Common Stock to be issued, after giving effect to the option price of the Fuqua Stock Options as adjusted for the Exchange Ratio in accordance with the Fuqua Merger Agreement, is approximately 364,000 shares of Common Stock. For purposes of calculating the purchase price, the Common Stock is valued at $16.69 per share, which represents the average closing sales price of the Common Stock for the period three business days immediately prior to and three business days immediately after the announcement on September 8, 1997 of the execution of the Fuqua Merger Agreement.

b. It was Graham-Field's intention to dispose of the Leather Companies as soon as reasonably practicable following the consummation of the Merger. Accordingly, the net assets of the Leather Companies had been reflected as "Assets Held for Sale" in the unaudited pro forma balance sheet. The net asset value of the Leather Companies included a portion of the excess of the purchase price over the net assets acquired in connection with the Merger, based upon the net proceeds of $62,167,000 expected to be realized from the sale of the Leather Companies and the estimated net after tax income of $1,399,000 expected to be earned by the Leather Companies for the period between October 1, 1997 and the disposal date of the Leather Operations.

c. On January 27, 1998, the Company sold the Leather Companies for (i) $60,167,400 in cash, (ii) an aggregate of 5,000 shares of Series A Preferred Stock of IT Acquisition Corporation with a stated value of $4,250,000, and
    (iii) the assumption of certain unaffiliated debt of the Leather Companies. The Series A Preferred Stock was valued at $2.0 million representing its estimated fair value. The Cash proceeds were assumed to be used to retire the Fuqua debt assumed as part of the Merger, with the balance assumed to be available for working capital uses.

d. The net allocation is preliminary and does not reflect the fair value adjustments to the Fuqua assets and liabilities, the potential charges for the write-off of purchased in-process research and development costs and merger-related costs, since such amounts are not able to be estimated at this time. Graham-Field will determine the fair value of Fuqua's assets and liabilities following the Effective Time of the Merger through independent appraisals, which will include appraisals of real estate, patents and trademarks and research and development projects of Fuqua. Graham-Field intends to complete the valuation process prior to the filing of its Annual Report on Form 10-K for the year ended December 31, 1997. These adjustments could result in a material variation from the preliminary net allocation presented in these pro forma financial statements.

NOTE 2:  PRO FORMA ADJUSTMENTS

a. Adjustment to eliminate the assets of the Leather Companies and reflect the operations as "Assets Held for Sale." See Note 1 to the pro forma combined condensed balance sheet.

b. Adjustment to record the excess of the estimated purchase price over the net assets acquired in connection with the Merger of $79,107,000, after the elimination of the net assets of the Leather Operations.

c. Adjustment for accrued costs, including, but not limited to, investment banking fees, legal fees, accounting and tax fees, due diligence expenses and severance arrangements of approximately $10,000,000 related to the Merger.

d. Adjustment to record the elimination of the equity of Fuqua of $94,584,000. Adjustment to record the issuance of shares of Common Stock in connection with the Merger valued at $163,195,000.

NOTE 3:  PRO FORMA ADJUSTMENTS FROM SALE

a. Adjustment to reflect the excess cash received from the sale of the Leather Companies.

b. Adjustment to record the estimated fair value of the Series A Preferred Stock in IT Acquisition Corporation independently valued at $2.0 million.

c. Adjustment to record the sale of the Leather Companies originally recorded as "asset held for sale."

d. Adjustment to reflect the elimination of debt assumed as part of the Merger through the use of a portion of the cash proceeds received from the sale of the Leather Companies.

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                 HISTORICAL                                        PRO FORMA (NOTE 3)
                         --------------------------    --------------------------------------------------------------------------
                                      OTHER RECENT                                                       FUQUA
                         GRAHAM-          1997          PRO FORMA        GRAHAM-FIELD      FUQUA       PRO FORMA        PRO FORMA
                          FIELD       ACQUISITIONS     ADJUSTMENTS        PRO FORMA      PRO FORMA    ADJUSTMENTS       COMBINED
                         --------    --------------    -----------       ------------    ---------    -----------       ---------
                                                        (NOTE 4)                         (NOTE 1)      (NOTE 5)
Revenues:
Medical equipment and
  supplies and product
  revenue.............   $189,515       $ 11,258         $    --           $200,773      $180,575      $(101,438)(a)    $279,910
Interest and other
  income..............        759             --              --                759           187             --             946
                         --------        -------         -------           --------      --------      ---------        --------
                          190,274         11,258              --            201,532       180,762       (101,438)        280,856
                         --------        -------         -------           --------      --------      ---------        --------
Costs and expenses:
Cost of revenues......    128,100          6,124              --            134,224       142,433        (89,766)(a)     186,891
Selling, general and
  administrative......     43,976          5,124            (264)(b,c,f)     48,836        27,702         (4,145)(a,b)    72,393
Interest expense......      4,557            119           3,067(d,f)         7,743         2,627           1,250(a)       9,120
                         --------        -------         -------           --------      --------      ---------        --------
                          176,633         11,367           2,803            190,803       172,762        (95,161)        268,404
                         --------        -------         -------           --------      --------      ---------        --------
Income (loss) from
  continuing
  operations before
  income taxes........     13,641           (109)         (2,803)            10,729         8,000         (6,277)         12,452
Income taxes
  (benefit)...........      5,395             --          (1,121)(e)          4,274         2,722         (1,672)(c)       5,324
                         --------        -------         -------           --------      --------      ---------        --------
Income (loss) from
  continuing
  operations..........      8,246           (109)         (1,682)             6,455         5,278         (4,605)          7,128
Preferred stock
  dividends...........        799             --              --                799            --             --             799
                         --------        -------         -------           --------      --------      ---------        --------
Income (loss) from
  continuing
  operations available
  to common
  stockholders........   $  7,447       $   (109)        $(1,682)          $  5,656      $  5,278      $  (4,605)       $  6,329
                         ========        =======         =======           ========      ========      =========        ========
Per share data:
Income from continuing
  operations per
  common share
  outstanding (Note
  4g).................   $    .32                                          $    .24      $   1.17                       $    .20
                         ========                                          ========      ========                       ========
Weighted average
  number of common and
  common equivalent
  shares
  outstanding.........     25,888                            566             26,454         4,530          5,248          36,232
                         ========                        =======           ========      ========      =========        ========

    The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                           HISTORICAL                                    PRO FORMA (NOTE 3)
                               ----------------------------------  --------------------------------------------------------------
                                                        OTHER                                                FUQUA
                               GRAHAM-    EVEREST &     RECENT      PRO FORMA    GRAHAM-FIELD    FUQUA     PRO FORMA    PRO FORMA
                                FIELD     JENNINGS   ACQUISITIONS  ADJUSTMENTS    PRO FORMA    PRO FORMA  ADJUSTMENTS   COMBINED
                               --------   ---------  ------------  -----------   ------------  ---------  -----------   ---------
                                          (NOTE 2)                  (NOTE 4)                   (NOTE 1)    (NOTE 5)
Revenues:
Medical equipment and
 supplies and product
 revenue.....................  $143,083   $ 61,403     $ 29,063      $(5,579)(a)   $227,970    $208,252    $(107,832)(a) $328,390
Interest and other income....       559         --           --           --            559       1,815           (5)(a)    2,369
                               --------    -------      -------      -------       --------    --------    ---------    --------
                                143,642     61,403       29,063       (5,579)       228,529     210,067     (107,837)    330,759
                               --------    -------      -------      -------       --------    --------    ---------    --------
Costs and expenses:
Cost of revenues.............    99,641     51,992       17,837       (5,379)(a)    164,091     157,575      (89,092)(a) 232,574
Selling, general and
 administrative..............    34,578     19,879       10,463        1,621(b c,f)     66,541   43,066     (5,194) a,b) 104,413
Interest expense.............     2,578      4,250          281        3,848(d,f)     10,957      4,966       (913)  (a)  15,010
Purchased in-process research
 and development costs.......    12,800         --           --           --         12,800          --           --      12,800
Merger related charges.......     3,000         --           --           --          3,000          --           --       3,000
                               --------    -------      -------      -------       --------    --------    ---------    --------
                                152,597     76,121       28,581           90        257,389     205,607      (95,199)    367,797
                               --------    -------      -------      -------       --------    --------    ---------    --------
Income (loss) from continuing
 operations before income
 taxes (benefit).............    (8,955)   (14,718)         482       (5,669)       (28,860)      4,460      (12,638)    (37,038)
Income taxes (benefit).......     2,918         26          410       (6,221)(e)     (2,867)      1,484       (4,837)(c)  (6,228)
                               --------    -------      -------      -------       --------    --------    ---------    --------
Income (loss) from continuing
 operations..................   (11,873)   (14,744)          72          552        (25,993)      2,976       (7,801)    (30,818)
Preferred stock dividends....        --         --           --        1,065          1,065          --           --       1,065
                               --------    -------      -------      -------       --------    --------    ---------    --------
Income (loss) from continuing
 operations available to
 common stockholders.........  $(11,873)  $(14,744)    $     72      $  (513)       (27,058)   $  2,976    $  (7,801)  $(31,883)
                               ========    =======      =======      =======       ========    ========    =========    ========
Per share data:
Income (loss) from continuing
 operations per common share
 outstanding (Note 4g).......  $   (.76)                                           $  (1.31)   $    .65                 $  (1.05)
                               ========                                            ========    ========                 ========
Weighted average number of
 common and common equivalent
 shares outstanding..........    15,557                                5,134         20,691       4,554        5,224      30,469
                               ========                              =======       ========    ========    =========    ========

    The accompanying notes are an integral part of these pro forma combined condensed financial statements.

NOTE 1:  PRIOR ACQUISITIONS OF FUQUA

     See the unaudited pro forma combined condensed statements of operations of Fuqua reflecting the acquisitions of the Lumex Division and Prism under "-- Unaudited Pro Forma Combined Condensed Financial Information of Fuqua Enterprises, Inc."

     On February 26, 1997, Fuqua acquired 100% of the common stock and warrants of Prism Enterprises, Inc. ("Prism") for approximately $19,500,000. The acquisition was accounted for as a purchase and accordingly, the results of operations are included subsequent to that date. The unaudited pro forma combined condensed statement of operations reflect the results of Prism prior to the date of acquisition as if the acquisition occurred on January 1, 1996.

     On April 3, 1996, Fuqua acquired the medical products operations of Lumex, Inc. (the "Lumex Division") for approximately $40,750,000. The purchase price relating to the acquisition of the Lumex Division is subject to a final adjustment, the amount of which is in dispute and is being resolved by arbitration. The acquisition was accounted for as a purchase and accordingly, the results of operations are included subsequent to that date. The 1996 unaudited pro forma combined condensed statement of operations reflects the results of the Lumex Division prior to the date of acquisition as if the acquisition occurred on January 1, 1996 and includes $6,300,000 of non-recurring charges, primarily related to the adoption of FAS 121 and the recoverability of lease receivables. The 1996 unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 has not been adjusted to eliminate the effect of these charges.

NOTE 2:  ACQUISITION OF EVEREST & JENNINGS

     On November 27, 1996, Graham-Field acquired Everest & Jennings in a merger transaction pursuant to which Graham-Field issued 2,522,691 shares of Common Stock in exchange for the common stock of Everest & Jennings. Simultaneously with the Everest & Jennings Acquisition, (i) BIL was issued 1,922,242 shares of Common Stock in consideration of the repayment of indebtedness owing by Everest & Jennings in the amount of $24,989,151, (ii) Graham-Field issued $61 million stated value of Graham-Field Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") to BIL in exchange for certain indebtedness of Everest & Jennings owing to BIL and shares of Everest & Jennings preferred stock owned by BIL, (iii) BIL was issued $10 million stated value of Graham-Field Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") and (iv) certain indebtedness in the amount of $4,000,000 owing by Graham-Field to BIL was exchanged for an equal amount of unsecured subordinated indebtedness of Graham-Field.

     Prior to the Everest & Jennings Acquisition, Everest & Jennings's 1996 revenues and operating results were negatively impacted by ongoing price competition. Long lead times and shipping delays due to start-up inefficiencies in manufacturing operations adversely impacted customer confidence. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 does not reflect any cost savings, synergistic benefits and enhancements realized by Graham-Field in connection with the Everest & Jennings Acquisition for the period prior to November 27, 1996. The historical financial statements of Everest & Jennings for the year ended December 31, 1996 include approximately $5.7 million of additional reserves relating to the accounts receivable and inventory of Everest & Jennings. The reserves were increased primarily due to the impairment of such assets during the later part of 1996 following the execution of the Everest & Jennings merger agreement.

NOTE 3:  SYNERGIES AND ENHANCEMENTS RELATED TO THE MERGER

     As a result of the Merger, the management of Graham-Field anticipates that the combined entity will achieve significant cost savings and economies of scale. Graham-Field has plans to eliminate certain duplicate distribution and manufacturing centers and make reductions in general and administrative expenses where duplicate functions are being performed. In addition, Graham-Field anticipates that certain enhancements will be achieved as a result of the Merger, including an improvement in the gross profit margin associated with the sale of patient aids and bathroom accessories, and cross-selling opportunities between the companies which may present growth opportunities for Graham-Field. Furthermore, the management of Graham-Field will be able to eliminate a significant amount of the indebtedness of Fuqua through cash available to Graham-Field and proceeds derived from the disposition of the Leather Companies. The unaudited pro forma combined condensed statements of operations does not give effect to any potential synergistic benefits and enhancements relating to the elimination of duplicate distribution and manufacturing centers and the reduction of general and administrative expenses of the combined entity anticipated by Graham-Field management. There is no assurance that such cost savings and enhancements will be achieved and, accordingly, such costs savings and enhancements are not included in the pro forma statements of operations for the nine months ended September 30, 1997 and year ended December 31, 1996.

NOTE 4:  PRO FORMA ADJUSTMENTS

(a) Adjustment to reflect the elimination of intercompany sales by Everest & Jennings and Kuschall of $5,579,000, and cost of revenue of $5,379,000 in 1996.

(b) Adjustment to record additional amortization (assuming a 30 year life) of the excess of the cost over net assets acquired in connection with the following acquisitions:

                                                            NINE MONTHS ENDED      YEAR ENDED
                                                              SEPTEMBER 30,       DECEMBER 31,
                                                                  1997                1996
                                                            -----------------     ------------
    Everest & Jennings(i).................................      $      --          $1,613,000
    LaBac.................................................         84,000             167,000
    Motion 2000...........................................          8,000              49,000
    V.C. Medical..........................................             --              16,000
    Medi-Source...........................................         62,000             107,000
                                                                 --------          ----------
                                                                $ 154,000          $1,952,000
                                                                 ========          ==========

    Amortization of the excess of cost over net assets acquired included in the historical consolidated statements of operations of Graham-Field, without giving effect to the above adjustments, is $2,440,000 and $1,029,000 for the nine months ended September 30, 1997 and the twelve months ended December 31, 1996, respectively.

     --------------------
    (i) Net of a reduction in goodwill previously recorded by Everest & Jennings, which was eliminated.

(c) Adjustment to reflect the elimination of certain expenses, partially offset by additional consulting and non-competition fees related to the following acquisitions. These adjustments are expected to have a continuing impact on the statements of operations.

                                                            NINE MONTHS ENDED      YEAR ENDED
                                                              SEPTEMBER 30,       DECEMBER 31,
                                                                  1997                1996
                                                            -----------------     ------------
    LaBac:
    Elimination of expenses associated with an operation
      of LaBac that was disposed of immediately preceding
      the acquisition.....................................      $(654,000)         $ (995,000)
    Additional fees related to a three (3) year consulting
      agreement entered into as part of the acquisition...        138,000             275,000
    Medi-Source:
    Elimination of executive salaries directly related to
      the acquisition.....................................        (71,000)           (121,000)
    Additional fees related to a five (5) year
      non-competition agreement entered into as part of
      the acquisition.....................................         35,000              60,000
    Motion 2000:
    Elimination of expenses directly related to the
      acquisition.........................................       (171,000)                 --
                                                                ---------           ---------
                                                                $(723,000)         $ (781,000)
                                                                =========           =========

(d) Adjustment to (i) reduce interest expense relating to the indebtedness eliminated in connection with the Everest & Jennings Acquisition and acquisition of Medi-Source, and (ii) reflect the incurrence of interest expense to fund the cash purchase price of $1,704,000 with an assumed interest rate of 8% for the acquisition of V.C. Medical, as set forth below:

                                                            NINE MONTHS ENDED      YEAR ENDED
                                                              SEPTEMBER 30,       DECEMBER 31,
                                                                  1997                1996
                                                            -----------------     ------------
    Everest & Jennings....................................             --         $ (3,452,000)
    Medi-Source...........................................      $ (62,000)             (96,000)
    V.C. Medical..........................................             --               34,000
                                                                 --------          -----------
                                                                $ (62,000)        $ (3,514,000)
                                                                 ========          ===========

     In connection with the acquisition of Everest & Jennings, BIL purchased 1,922,242 shares of Common Stock for $24,989,151, representing an amount equal to the outstanding principal and interest on Everest & Jennings' indebtedness to Hong Kong and Shanghai Banking Corporation Limited, which indebtedness (the "HSBC Indebtedness") was guaranteed by BIL. The proceeds of such stock purchase were contributed by Graham-Field to Everest & Jennings immediately following the acquisition and was used to retire the HSBC Indebtedness. In addition, Graham-Field issued $61 million stated value of Series B Preferred Stock to BIL in exchange for indebtedness of Everest & Jennings owing to BIL in the amount of $21,100,000, bearing interest at the rate of 8%.

     With respect to the acquisition of Medi-Source, Graham-Field did not assume the indebtedness of $1,393,000 (bearing interest at the rate of 6%) owing to the former principal stockholder. All interest expense associated with this debt was eliminated.

(e) Adjustment to reflect the income tax provision that would be more appropriate and required based upon the pro forma results of the combined entity. This takes into consideration Graham-Field's significant permanent differences which would have an effect on the effective tax rate based on the amount of pre-tax income.

(f) Adjusted to give effect to the sale on August 4, 1997 of the Old Notes (bearing interest at the rate of 9.75% per annum) and the application of the estimated net proceeds to eliminate certain Graham-Field indebtedness to its bank (bearing interest at the bank's prime rate or LIBOR plus 2.25% or 1.5% above the bank's bankers' acceptance rate, at the option of Graham-Field) and long-term debt to BIL (bearing interest at the rate of 8.5% per annum), as if the sale of the Old Notes was completed on January 1, 1996. The aggregate average outstanding indebtedness eliminated was $42,271,000 and $30,161,000 for the nine months ended September 30, 1997 and the twelve months ended December 31, 1996, respectively. The aggregate average outstanding indebtedness eliminated was calculated on a month-by-month basis during each of the applicable periods. The following summarizes the adjustments to reflect the amortization of the issuance costs and the additional net interest expense of the Old Notes:

                                                            NINE MONTHS ENDED      YEAR ENDED
                                                              SEPTEMBER 30,       DECEMBER 31,
                                                                  1997                1996
                                                            -----------------     ------------
    Amortization of Notes issuance cost...................     $   305,000        $    450,000
                                                                ==========          ==========
    Additional interest on the Notes......................       5,768,000           9,750,000
    Elimination of interest on indebtedness replaced......      (2,639,000)         (2,388,000)
                                                                ----------          ----------
                                                               $ 3,129,000        $  7,362,000
                                                                ==========          ==========

(g) The pro forma net income (loss) per share of Common Stock for the nine months ended September 30, 1997 and the year ended December 31, 1996 has been calculated using the Exchange Ratio of 2.1 shares of Common Stock for each share of Fuqua Common Stock.

     The pro forma net income per share of Common Stock for the nine months ended September 30, 1997 was calculated assuming the conversion of the Series B and Series C Preferred Stock into an aggregate of

     4,435,484 shares of Common Stock and the elimination of a dividend of 1.5% on the Series B and Series C Preferred Stock in the aggregate amount of $799,000 for the nine month period ended September 30, 1997.

     The pro forma net loss per share in 1996 has been calculated assuming the payment of a cash dividend of 1.5% on the Series B and Series C Preferred Stock in the aggregate amount of $1,065,000 for the twelve month period ended December 31, 1996. Conversion of the preferred stock was not assumed since the result would have been antidilutive.

                                                                    NINE MONTHS
                                                                       ENDED        YEAR ENDED
                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1997            1996
                                                                   -------------   ------------
    Weighted average number of Graham-Field common and common
      equivalent shares, excluding preferred stock...............      22,019         20,691
    Series B and Series C Preferred Stock assumed to be
      dilutive...................................................       4,435             --
                                                                       ------         ------
                                                                       26,454         20,691
    Fuqua shares to be issued....................................       9,778          9,778
                                                                       ------         ------
                                                                       36,232         30,469
                                                                       ======         ======

NOTE 5.  FUQUA PRO FORMA ADJUSTMENTS

(a) Graham-Field disposed of the Leather Companies on January 27, 1998, following the consummation of the Merger. Accordingly, the results of operations of the Leather Companies have been eliminated from the historical results of operations as set forth below:

                                                                 NINE MONTHS
                                                                    ENDED        YEAR ENDED
                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                    1997            1996
                                                                -------------   ------------
    Revenues:
    Product revenue...........................................  $ 101,438,000   $107,832,000
    Interest and other income.................................             --          5,000
                                                                   ----------     ----------
                                                                  101,438,000    107,837,000
    Cost and expenses:
    Cost of Revenue...........................................     89,766,000     89,092,000
    Selling, general & administrative.........................      6,123,000      7,831,000
    Interest Expense..........................................      1,250,000        913,000
                                                                   ----------     ----------
                                                                   97,139,000     97,836,000
                                                                   ----------     ----------
    Income before income taxes................................      4,299,000     10,001,000
    Income taxes..............................................      1,672,000      3,980,000
                                                                   ----------     ----------
    Net income................................................  $   2,627,000   $  6,021,000
                                                                   ==========     ==========

    Interest expense for the Leather Companies arises from borrowings related to the industrial development bonds of the Leather Companies with principal amounts ranging from $1,186,000 to $1,335,000 and from borrowings from Fuqua, with principal amounts ranging from $16,424,000 to $26,955,000. The rates of interest on the industrial development bonds ranged from 4.5% to 6.9% and the rate of interest charged by Fuqua on intercompany borrowings ranged from LIBOR plus .50% to LIBOR plus .70% and was the same as the rate charged under Fuqua's Revolving Credit Facility.

    Income tax expense for the Leather Companies is based on Fuqua's corporate tax policy whereby the Leather Companies calculates its federal and state tax provision at the statutory rates as if the Leather Companies were on a stand-alone basis and remits such amounts to Fuqua for Fuqua to use in paying its consolidated Federal and state income taxes.

(b) Adjustment to record additional amortization (assuming a 30 year life) of the excess of the cost over net assets acquired in connection with the Merger of $1,978,000 and $2,637,000 for the nine months ended September 30, 1997 and the twelve months ended December 31, 1996, respectively.

(c) Adjustment to reflect the income tax provision that would be more appropriate and required based upon the pro forma results of the combined entity. This takes into consideration Graham-Field's significant permanent differences which would have an effect on the effective tax rate based on the amount of pre-tax income.

        UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF
                            FUQUA ENTERPRISES, INC.

     The following unaudited pro forma combined condensed financial statements of operations of Fuqua reflect (1) the historical financial information of Fuqua and (2) Fuqua's acquisition of (i) the Lumex Division on April 3, 1996 and (ii) Prism on February 26, 1997.

     The unaudited pro forma combined condensed financial statements of operations give effect to the adjustments described in the notes attached thereto.

     The accompanying unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 1997 combine the historical consolidated statement of operations of Fuqua on a pro forma basis as if the Prism acquisition had occurred at January 1, 1997. The accompanying unaudited pro forma combined condensed financial statement of operations for the year ended December 31, 1996 combines the historical consolidated financial statement of operations of Fuqua on a pro forma basis as if the Lumex Division and Prism acquisitions had occurred at January 1, 1996.

     The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 does not reflect any cost savings, synergistic benefits and enhancements realized by Fuqua in connection with its acquisition of the Lumex Division for the period prior to the consummation of the acquisition on April 3, 1996. In addition, the unaudited pro forma combined condensed financial statement of operations for the year ended December 31, 1996 has not been adjusted to eliminate $6,300,000 of non-recurring charges primarily related to the adoption of FAS 121 and the recoverability of lease receivables.

     The unaudited pro forma combined condensed statements of operations are not necessarily indicative of Fuqua's results of operations that actually would have occurred if the transactions described above had occurred on the dates indicated or for any future period or date. The unaudited pro forma adjustments give effect to available information and assumptions that Fuqua believes are reasonable. The unaudited pro forma combined condensed statements of operations should be read in conjunction with Fuqua's historical consolidated financial statements and the notes thereto.

                            FUQUA ENTERPRISES, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                       HISTORICAL
                                                   -------------------      PRO FORMA      PRO FORM
                                                   FUQUA(1)     PRISM(1)   ADJUSTMENTS     COMBINED
                                                   --------     ------     -----------     --------
Revenues:
Net sales........................................  $178,701     $1,874        $  --        $180,575
Investment income................................       187         --           --             187
                                                   --------     ------        -----        --------
                                                    178,888      1,874           --         180,762
                                                   --------     ------        -----        --------
Costs and expenses:
Cost of revenues.................................   141,655        778           --         142,433
Selling, general and administrative..............    26,982        760          (40)(2)      27,702
Interest expense.................................     2,307        116          204(3)        2,627
                                                   --------     ------        -----        --------
                                                    170,944      1,654          164         172,762
                                                   --------     ------        -----        --------
Income (loss) before income taxes................     7,944        220         (164)          8,000
Income taxes (benefit)...........................     2,682        115          (75)(4)       2,722
                                                   --------     ------        -----        --------
Net income (loss)................................  $  5,262     $  105        $ (89)       $  5,278
                                                   ========     ======        =====        ========
Net income per share.............................  $   1.16                                $   1.17
                                                   ========                                ========
Weighted average number of common and common
  equivalent shares..............................     4,530                                   4,530
                                                   ========                                ========

---------------
1. The historical amounts for Prism include the results for the period January 1, 1997 to February 24, 1997 (the date Prism was acquired by Fuqua) and the historical amounts for Fuqua include the operations of Prism for the period from February 24, 1997 through September 30, 1997.

2. Adjustment represents the reduction in amortization of intangibles arising principally from Fuqua assigning no value to certain intangibles that were amortized over shorter periods of less than five years in the historical financial statements of Prism. The adjustment reflects a substitution of Prism's historical intangibles amortization of $191,000 with revised pro forma goodwill amortization over a period of 30 years of $151,000.

3. Adjustment represents interest on $19,500,000 of debt used to purchase Prism. The interest rate used to calculate this interest expense is the rate that would have been in effect had the transaction occurred at the beginning of the periods presented.

4. Adjustment represents income taxes related to the pro forma adjustments. The pro forma income tax expense adjustment is based on applying the applicable statutory income tax rates to the taxable or deductible pro forma adjustments.

                            FUQUA ENTERPRISES, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                 HISTORICAL                                       PRO
                                   ---------------------------------------      PRO FORMA        FORMA
                                   FUQUA(1)   LUMEX DIVISION(1)    PRISM(1)    ADJUSTMENTS      COMBINED
                                   --------   ------------------   -------     -----------      --------
Revenues:
Net sales......................... $181,543        $ 13,570        $13,139       $    --        $208,252
Investment income.................    1,939              --             --          (124)(2)       1,815
                                   --------         -------        -------      --------        --------
                                    183,482          13,570         13,139          (124)        210,067
                                   --------         -------        -------      --------        --------
Costs and expenses:
Cost of revenues..................  140,773          11,207          5,595            --         157,575
Selling, general and
  administrative..................   28,757           9,987          4,697          (375)(3)      43,066
Interest expense..................    2,470              --            821         1,675(4)        4,966
                                   --------         -------        -------      --------        --------
                                    172,000          21,194         11,113         1,300         205,607
                                   --------         -------        -------      --------        --------
Income (loss) before income
  taxes...........................   11,482          (7,624)         2,026        (1,424)          4,460
Income taxes (benefit)............    4,209          (3,049)           926          (602)(5)       1,484
                                   --------         -------        -------      --------        --------
Net (loss) income................. $  7,273        $ (4,575)       $ 1,100       $  (822)       $  2,976
                                   ========         =======        =======      ========        ========
Net income per share.............. $   1.60                                                     $    .65
                                   ========                                                     ========
Weighted average number of common
  and common equivalent shares....    4,554                                                        4,554
                                   ========                                                     ========

---------------
1. The historical results for the Lumex Division are for the period January 1, 1996 to April 3, 1996 (the date the Lumex Division was acquired by Fuqua) and the historical results for Prism are for the year ended December 31, 1996. The historical results for Fuqua include the operations for the Lumex Division for the period April 3, 1996 to December 31, 1996.

2. Adjustment represents the reduction in investment income arising from the use of $8,750,000 cash related to the purchase price of the Lumex Division.

3. Adjustment represents the reduction in amortization arising from intangibles which are being amortized over 30 years. Such reduction arises as a result of
   (i) ascribing no value to certain intangibles which were amortized over shorter periods of less than 5 years in the financial statements for the Lumex Division (resulted in historical amortization of $301,000 being replaced with pro forma amortization of $128,000) and (ii) substituting Prism's intangibles amortization previously recorded of $790,000 with revised pro forma intangibles amortization of $588,000.

4. Adjustment represents interest at Fuqua's borrowing rate with respect to (i) $33,000,000 of borrowings related to Fuqua's acquisition of the Lumex Division and (ii) $19,500,000 of borrowings related to Fuqua's acquisition of Prism, as if both acquisitions occurred on January 1, 1996. The interest rate used to calculate this interest expense is the rate that would have been in effect had the transaction occurred at the beginning of the periods presented.

5. Adjustment represents income taxes related to the pro forma adjustments. The pro forma income tax adjustment is based on applying the applicable statutory income tax rates to the taxable or deductible pro forma adjustments.

(c)          EXHIBIT NO.               DESCRIPTION


             2(a)                      Stock Purchase Agreement dated as of
                                       January 27, 1998, by and among IT
                                       Acquisition Corporation ("ITAC"),
                                       Graham-Field Health Products, Inc.
                                       (the "Company"), and Lumex/Basic
                                       American Holdings, Inc. ("Fuqua").

             2(b)                      Stock Purchase Agreement dated as of
                                       January 27, 1998, by and among HEKS
                                       Corporation ("HEKS"), the Company, and
                                       Fuqua.

             99(a)                     Press Release, dated January 20,
                                       1998.

             99(b)                     Press Release, dated January 28,
                                       1998.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              GRAHAM-FIELD HEALTH PRODUCTS, INC.



Date:  February 11, 1998                      By: /s/Richard S. Kolodny
                                                  ---------------------
                                                  Name:  Richard S. Kolodny
                                                  Title: Vice President, General
                                                          Counsel and Secretary

                                  EXHIBIT INDEX

ITEM NO.                                DESCRIPTION
--------                                -----------

2(a) Stock Purchase Agreement dated as of January 27, 1998, by and among IT Acquisition Corporation ("ITAC"),
                          Graham-Field Health Products, Inc. (the "Company"), and Lumex/Basic American Holdings, Inc. ("Fuqua").

2(b) Stock Purchase Agreement dated as of January 27, 1998, by and among HEKS Corporation ("HEKS"), the Company, and Fuqua.

99(a)                     Press Release, dated January 20,
                          1998.

99(b)                     Press Release, dated January 28,
                          1998.